Exhibit 99.1

The LGL Group, Inc. to Host an Investor Conference Call on Thursday,
November 14, 2013, at 10:00 a.m. ET to Discuss Q3 2013 Earnings Results

ORLANDO, FL, November 4, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), today announced that management will hold an investor conference call on Thursday, November 14, 2013, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's third quarter 2013 earnings results and current business activities, and to provide an update on the Company's strategic review process.
Presentation materials will be available on the LGL website on Wednesday, November 13, 2013, by 6:00 p.m. ET: www.lglgroup.com.  A detailed announcement covering the Company's Q3 2013 earnings will be issued after market close on Wednesday, November 13, 2013.
Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 895-1085 for domestic callers and (785) 424-1055 for international callers.  The participant code is LGLIR1112.
To attend the event, participants are asked to click on the following link: Join the meeting.  Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR1112; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000